Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333‑169321, 333-179761, 333-190665, and 333-190666) of our reports dated February 20, 2014, relating to the financial statements and financial statement schedule of TriMas Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of TriMas Corporation for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Detroit, MI
February 20, 2014